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                                                                     EXHIBIT 3.2

                             CODE OF REGULATIONS

                                  ARTICLE I
                            SHAREHOLDERS' MEETING

        Section 1. Annual Meeting. The annual meeting of shareholders, for the election of Directors and the consideration of reports to be laid before such meeting, shall be held on a date and at a time fixed by the Board of Directors, annually, and shall be a date not less than ninety (90) days nor more than one hundred and twenty (120) days after the close of each fiscal year of the Corporation; provided, however, if the Directors shall fail to fix a date for any annual meeting on or before sixty (60) days after the close of any fiscal year of the corporation, then the annual meeting of shareholders shall be held at 1:30 o'clock p.m., on the fourth Friday in April. Upon due notice, there may also be considered and acted upon at an annual meeting any matter which could properly be considered and acted upon at a special meeting, in which case and for which purpose the annual meeting shall also be considered as, and shall be, a special meeting. When the annual meeting is not held or Directors are not elected thereat, they may be elected at a special meeting called for that purpose.

        Section 2. Special Meetings. Special meetings of shareholders may be called by the Chairman of the Board, the President, or, in case of the President's absence, death, or disability, the Vice-President authorized to exercise the authority of the President, or by the Directors by action at a meeting, or by a majority of the Directors acting without a meeting, or by the person or persons who hold not less than fifty percent of all shares outstanding and entitled to be voted on any proposal to be submitted at such meeting.

        Upon requesting writing delivered either in person or by registered mail to the President or Secretary by any person or persons entitled to call a meeting of shareholders, such officer shall forthwith cause to be given, to the shareholders entitled thereto, notice of a meeting to be held not less than seven nor more than sixty days after the receipt of such request, as such officer shall fix. If such notice is not given within twenty days after the delivery or mailing of such request, the person or persons calling the meeting may fix the time of meeting and give, or cause to be given notice in the matter hereinafter provided.

        Section 3. Place of Meeting. Any meeting of shareholders may be held either at the principal office of the Corporation or at such other place within or without the State of Ohio as may be designated in the notice of said meeting. All meetings of shareholders shall be held at the principal office of the Corporation unless a different place is designated for a particular meeting by resolution of the Board of Directors.

        Section 4. Notice of Meetings. Not more than sixty days nor less than seven days before the date fixed for a meeting of shareholders, whether annual or special, written or printed notice of the time, place and purposes of such meeting shall be given by or at the direction of the President, a Vice President, the Secretary or an Assistant Secretary. Such notice shall be given either by personal delivery or by mail to each shareholder of record entitled to notice of such meeting. If such notice is mailed, it shall be addressed to the shareholders at their respective

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addresses as they appear on the records of the Corporation, and notice shall be deemed to have been given on the day so mailed. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

        Section 5. Shareholders Entitled to Notice and to Vote. If a record date shall not be fixed pursuant to the statutory authority, the record date for the determination of shareholders who are entitled to notice of, or who are entitled to vote at, a meeting of shareholders, shall be the close of business on the date next preceding the day on which notice is given, or the close of business on the date next preceding the day on which the meeting is held, as the case may be.

        Section 6. Inspectors of Election. Inspectors of Election may be appointed to act at any meeting of shareholders in accordance with statute.

        Section 7. Quorum. To constitute a quorum at any meeting of shareholders, there shall be present, in person or by proxy, shareholders of record entitled to exercise not less than a majority of the voting power of the Corporation in respect of any one of the purposes for which the meeting is called.

        The shareholders present, in person or by proxy, whether or not a quorum be present, may adjourn the meeting from time to time without notice, other than announcement at the meeting, until holders of the amount of shares required to constitute a quorum shall be present, in person or by proxy. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

        Section 8. Voting. In all cases, except where otherwise by statute or the Articles or the Regulations provided, a majority of the votes cast shall control.

        Section 9. Reports to Shareholders. At the annual meeting, or the meeting held in lieu thereof, the officers of the Corporation shall lay before the shareholders a financial statement as required by statute.

        Section 10. Action Without a Meeting. Any action which may be authorized or taken at a meeting of the shareholders may be authorized or taken without a meeting in a writing or writings signed by all of the shareholders who would be entitled to notice of a meeting for such purpose, which writing or writings shall be filed with or entered upon the records of the Corporation.

                                   ARTICLE II
                                    DIRECTORS

        Section 1. Election and Term of Office. The Directors shall be elected at the annual meeting of shareholders, or if not so elected, at a special meeting of shareholders called for that purpose, and each Director shall hold office until the date fixed by these Regulations for the next


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succeeding annual meeting of shareholders and until his successor is elected, or until his earlier resignation, removal from office, or death. At any meeting of shareholders at which Directors are to be elected, only persons nominated as candidates shall be eligible for election.

        Section 2. Number of Directors. The number of Directors to be elected shall be determined annually, at the meeting of shareholders, called for the purpose of electing Directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares which are represented at such meeting, in person or by proxy, and entitled to vote on such proposal, but shall not be less than three (3) members nor more than eleven (11) members.

        Section 3. Meetings. Regular meetings of the Directors shall be held immediately after the annual meeting of shareholders and at such other times and places as may be fixed by the Directors, and such meetings may be held without further notice.

        Special meetings of the Directors may be called by the Chairman of the Board, the President, or, in case of the President's absence, death, or disability, the Vice-President authorized to exercise the authority of the President, the Secretary, or by a majority of the Directors. Notice of the time and place of a special meeting shall be served upon or telephoned to each Director at least twenty-four hours, or mailed, telegraphed or cabled to each Director at least forty-eight hours prior to the time of the meeting, but such notice need not specify the purposes of the meeting.

        Section 4. Quorum. A majority of the number of Directors in office shall be necessary to constitute a quorum for the transaction of business, but if at any meeting of the Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall attend.

        Section 5. Action without a Meeting. Any action which may be authorized or taken at a meeting of the Directors may be authorized or taken without a meeting in a writing or writings signed by all the Directors, which writing or writings shall be filed with or entered upon the records of the Corporation.

        Section 6. Executive and other Committees. The Directors may elect from their own membership an Executive Committee or any other committee of the Directors, to consist of not less than three (3) Directors, and may authorize the delegation to any such committee of any of the authority of the Directors, however conferred, other than that of filling vacancies among the Directors or in any committee of the Directors. Each such committee shall serve at the pleasure of the Directors, and shall act only in the intervals between meetings of the Directors, and shall be subject to the control and direction of the Directors.

        Section 7. Qualifications. If a Director is an employee of the Corporation at the time of his election or becomes such during his term, and in either event, prior to the expiration of his term ceases to be an employee, his office as a Director shall become vacant forthwith, effective at



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the time of the actual termination of his employment or on the date of the giving of his resignation or the giving to him of notice of discharge, whichever occurs earlier.

                                   ARTICLE III
                                    OFFICERS

        Section 1. Election and Term of Office. The Corporation shall have a President, a Secretary, and a Treasurer, and may have a Chairman of the Board, an Executive Vice President, one or more Vice Presidents, a General Manager, and such other officers and assistant officers as the Directors may deem necessary. The only officer who need be a Director shall be the President. The same person may hold more than one office. Except to the extent of the creation by the Directors of a new position as officer or assistant officer or the filling of a vacancy in an existing position as officer or assistant officer, all of the officers and assistant officers shall be elected by the Directors at the meeting to be held immediately following the annual shareholders' meeting, and shall hold office, subject to the pleasure of the Directors, until their respective successors are elected and qualified.

        Section 2. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the Directors regardless of whether such authority and duties are customarily incident to such office.

                                   ARTICLE IV
                             DIRECTORS AND OFFICERS

        Section 1.  Indemnification.

               The Corporation shall indemnify each Director and officer of the Corporation, and each person employed by the Corporation who serves at the written request of the President of the Corporation as a Director, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law. In addition, the Corporation may indemnify assistant officers, employees, agents and others by action of the Board of Directors to the full extent permitted by Ohio law.


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                                    ARTICLE V
                                     SHARES


        Section 1. Certificates. A certificate or certificates evidencing the ownership of shares of the Corporation shall be issued to those entitled thereto by transfer or otherwise. Each certificate for shares shall bear a distinguishing number, the signature or facsimile signature of the President or Vice-President, and of the Secretary or an Assistant Secretary, the seal of the Corporation, and such recitals as may be required by law. The certificates for shares shall be of such tenor and design as the Directors from time to time may adopt.

        Section 2. Transfer and Registration of Certificates. The Directors shall have the authority to make such rules and regulations as they deem expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and may appoint transfer agents and registrars thereof.

        Section 3. Substituted Certificates. Any person claiming a certificate for shares to have been lost, stolen or destroyed shall make an affidavit or affirmation of that fact, shall give the Corporation and its registrar or registrars and its transfer agent or agents a bond of indemnity satisfactory to the Directors or to the Executive Committee or to the President or a Vice President and the Secretary or the Treasurer, and, if required by the Directors or the Executive Committee or such officers, shall advertise the same in such manner as may be required, whereupon a new certificate may be executed and delivered of the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

        Section 4. Voting Upon Shares Held by the Corporation. Unless otherwise ordered by the Directors, the President and the Secretary, each, in person or by proxy or proxies appointed by him, shall have full power and authority on behalf of the Corporation to vote, act and consent with respect to any shares issued by other corporations which the Corporation may own, which may be held in the Corporation's name or as to which the Corporation may otherwise have the right to vote, act or consent.


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                                   ARTICLE VI
                                  MISCELLANEOUS

        Section 1. Corporate Seal. The seal of the Corporation shall be circular in form with the name of the Corporation stamped around the margin and the word "Seal" stamped across the center. It or a facsimile thereof shall be affixed to all certificates of the Corporation's shares.

        Section 2. Amendments. These Regulations may be amended, or new Regulations may be adopted, by the shareholders at a meeting held for such purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on such proposal, provided, however, that if an amendment is adopted, or new Regulations are adopted, by written consent without a meeting of the shareholders, the Secretary shall mail a copy of such amendment or such new Regulations to each shareholder of record who would have been entitled to vote thereon and did not participate in the adoption thereof.